Exhibit 99.1

July 21, 2004

Madeline Hopkins	Michael J. Ruane
(484) 582-5506	(484) 582-5405	www.sungard.com

SUNGARD ANNOUNCES SECOND QUARTER 2004 RESULTS AND REAFFIRMS OUTLOOK

Earnings per Share Grew 13%; Revenue Grew 22%

Wayne, PA — SunGard (NYSE:SDS), a global leader in integrated software and processing solutions primarily for financial services and the pioneer and leading provider of information availability services, reported today that net income for the three months ended June 30, 2004 was $103 million, a 14% increase over the second quarter of 2003. Diluted net income per share for the quarter grew 13% to $0.35.

Revenue for the second quarter increased 22% to $899 million. Internal revenue (revenue from businesses owned for at least one year) was up 3% from the same period in 2003, with the impact of favorable exchange rates contributing approximately 2%. Excluding Brut LLC, an ECN, the sale of which is pending, internal revenue growth for the quarter was 0%.

Cristóbal Conde, president and chief executive officer, commented, “SunGard performed solidly in the quarter. The tone of business is better than it was a year ago, which bodes well for the longer-term prospects of the business. However, we believe that internal revenue growth for the balance of 2004, excluding Brut, will be similar to or modestly better than in the second quarter. Our customers’ priorities are shifting from cost cutting to cost containment, strategic investment in revenue opportunities, and regulatory compliance. We are very focused on helping our customers achieve their goals.”

Revenue for the first six months of 2004 increased 23% over the same period in 2003 to $1.74 billion. Diluted net income per share for the first six months increased 12% to $0.64.

“Our 2004 outlook for diluted net income per share is unchanged, remaining in the range of $1.37 to $1.42. This outlook assumes a continuation of the current demand environment for our products and services. Because the timing and magnitude of merger costs are unpredictable, this outlook assumes no further merger-related items in 2004, nor does it include the anticipated gain from the sale of Brut,” added Mr. Conde.

Investment Support Systems (ISS) revenue grew 18% to $464 million for the quarter. ISS license sales were $36 million for the quarter. ISS internal revenue grew 4% in the second quarter. The most important factor impacting ISS internal revenue growth was the positive impact of Brut, as detailed in the Notes to this release. Excluding Brut, internal revenue growth for ISS in the quarter was zero, yet this would have represented an improvement of 2% over the first quarter of 2004 except for the negative impact of an acquisition that reached its first year anniversary and is now included in internal revenue.

Year-over-year, ISS margins in the second quarter declined 220 basis points, compared to a 500 basis point decline in the first quarter. Sequentially, ISS margins increased by 300 basis points, due to a broad-based improvement across business areas. Excluding Brut, margins would have been approximately 160 basis points higher in each of the last four quarters.

In May, SunGard announced that it had signed a definitive agreement for the sale of Brut to NASDAQ Stock Market, Inc., for a total consideration of $190 million of cash. The transaction is expected to close during the third quarter, pending necessary regulatory approvals, at which time SunGard will provide additional information regarding the transaction.

ISS serves customers in the global financial services industry as well as corporates, energy companies and governments by automating the processes associated with trading securities, managing portfolios, and accounting for investment assets. Customers continue to reward vendors that can demonstrate strength and stability and help them gain operational efficiencies through process improvement, as well as grow revenue through expansion of their businesses. Some notable deals signed this quarter include:

•	A global leader in securities servicing renewed its contract for INVEST ONE, an investment accounting solution, and expanded its use adding SunGard’s GP3 and V3 as the core platform for its European business. This is one of SunGard’s largest ASP deals ever, providing a strong endorsement of SunGard’s strategy for the European investment industry.

•	A mid-western super-regional bank chose SunGard’s AddVantage, an asset management and trust accounting application. It represented a major shift for the customer from running a mainframe application in-house to operating on an ASP basis. This was a competitive win and the largest ASP contract for AddVantage to date.

•	One of the world’s largest inter-dealer brokers, a large mid-western financial services firm, and a large insurance and financial services company each signed a multimillion-dollar ASP agreement for Phase3, a real-time, order to settlement, securities processing system.

Availability Services (AS) revenue increased 1% to $294 million for the quarter. AS serves information-dependent enterprises of all types by helping to ensure the continuity of their business. New AS sales continued to improve, yet current results reflect the impact of large terminations that have occurred within the past year. Increasingly, contracts include a managed services component that raises the value of the deal. Some notable contracts signed this quarter include:

•	A leading automobile manufacturer recently upgraded its contract by adding continuity and professional services.

•	A leading telecommunications company signed a multimillion-dollar contract, reversing an earlier decision to take its information availability solution in-house.

•	One of the world’s largest outsourcers partnered with SunGard to provide information availability services on a white-label basis to a large provider of mortgage financing.

Higher Education and Public Sector Systems (HE/PS) revenue increased 187% to $141 million for the quarter. Internal revenue increased approximately 3% for the quarter. SunGard provides specialized ERP and administrative solutions to institutions of higher education, school districts and nonprofit organizations, as well as to local and state governments. Some notable deals signed this quarter include:

•	An Ivy League university licensed Advance, SunGard BSR’s fundraising solution for higher education and nonprofit organizations, to manage constituent data, gift and pledge transactions, prospect tracking, and capital campaigns for the university’s schools, colleges and a number of affiliated organizations.

•	An Ohio university with more than 11,000 students selected a wide array of SunGard SCT products including SCT Banner, SCT Luminis, SCT fsaATLAS, and information access solutions to build a Unified Digital Campus.

•	A Texas university with more than 7,000 students selected SunGard Collegis for help in managing its technology operations.

SunGard has exceptional financial strength and flexibility, which enables it to invest in its existing businesses and to acquire new ones. Total debt at June 30, 2004 was $702 million, a net increase of $502 million from December 31, 2003, after issuing $500 million of unsecured senior notes in January. These proceeds and existing cash balances were used during the first half of 2004 to fund eight acquisitions totaling $749 million (net of cash acquired) and capital expenditures of $114 million company wide. At June 30, cash balances were $312 million, a decrease of $167 million from December 31. Cash flow from operations for the first half of the year was approximately $278 million.

In February 2004, SunGard announced a five million share repurchase program to provide shares for SunGard’s employee stock purchase and stock option programs. Through June 30, 2.5 million shares have been repurchased at a total cost of $66 million.

Webcast

SunGard will hold its quarterly earnings conference call at 9:00 a.m. EST tomorrow, July 22, 2004. You may listen to the call live at www.vcall.com. An audio replay of the call will be available from noon tomorrow through Thursday, July 29, 2004 at www.vcall.com and at (719) 457-0820, passcode 771686. A copy of this press release and other financial and statistical data can be found at www.sungard.com by clicking on “Investors” and “SunGard Financial Reports.” All statements made by SunGard officers on the earnings conference call and the information posted on the SunGard Web site are the copyrighted property of SunGard. Recording of the earnings conference call is prohibited without the express prior written consent of SunGard.

About SunGard

SunGard is a global leader in integrated software and processing solutions, primarily for financial services. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 20,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. SunGard (NYSE:SDS) is a member of the S&P 500 and has annual revenue of $3 billion. Visit SunGard at www.sungard.com.

Trademark Information: SunGard and the SunGard logo, INVEST ONE, GP3, V3, AddVantage, Phase3, SunGard BSR, SCT Banner, SCT Luminis, SCT fsaATLAS and SunGard Collegis are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Certain of the matters we discuss in this press release, including SunGard’s outlook and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown on information technology spending levels, trading volumes and services revenue, and including the fact that the economic slowdown has left many companies with excess data center capacity that provides them with the capability for in-house high-availability solutions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our clearing broker operations; the integration of acquired businesses, the performance of acquired businesses including Systems & Computer Technology Corporation, and the prospects for future acquisitions; the effect of war, terrorism or catastrophic events; the timing and magnitude of software sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. We may not be able to complete the Brut divestiture due to a number of factors, including the failure to obtain regulatory approvals. The factors described in this paragraph and other factors that may affect our business or future financial results, as and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2003, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Income Statements

(in thousands, except per-share amounts)

(unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Services	$1,564,385	$1,285,878	$804,911	$665,643
License and resale fees	125,434	86,348	69,670	49,635

Total products and services	1,689,819	1,372,226	874,581	715,278
Reimbursed expenses	49,549	36,298	24,138	18,685

	1,739,368	1,408,524	898,719	733,963

Costs and expenses:
Cost of sales and direct operating	806,309	625,187	415,243	321,777
Sales, marketing and administration	322,506	261,332	158,862	131,866
Product development	119,813	91,682	60,889	49,636
Depreciation and amortization	108,010	111,486	54,653	55,258
Amortization of acquisition-related intangible assets	58,426	39,999	31,644	22,764
Merger costs	(424)	1,296	(424)	1,296

	1,414,640	1,130,982	720,867	582,597

Income from operations	324,728	277,542	177,852	151,366
Interest income	3,374	2,912	1,532	1,636
Interest expense	(14,393)	(5,301)	(7,199)	(3,533)

Income before income taxes	313,709	275,153	172,185	149,469
Income taxes	125,484	109,234	69,582	59,589

Net income	$188,225	$165,919	$102,603	$89,880

Basic net income per common share	$0.65	$0.58	$0.35	$0.32

Shares used to compute basic net income per common share	289,129	284,339	289,102	284,744

Diluted net income per common share	$0.64	$0.57	$0.35	$0.31

Shares used to compute diluted net income per common share	296,068	289,572	295,360	290,786

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Supplemental Income Statement Information

(in thousands)

(unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Investment support systems	$919,869	$746,208	$464,496	$394,023
Availability services	590,766	579,196	293,620	290,900
Higher education and public sector systems	228,732	83,120	140,602	49,040

	$1,739,367	$1,408,524	$898,718	$733,963

Income from operations:
Investment support systems	$143,793	$143,296	$79,382	$76,117
Availability services	172,739	147,701	89,665	81,610
Higher education and public sector systems	32,852	9,336	20,624	5,714
Corporate administration	(25,080)	(21,495)	(12,243)	(10,779)
Merger costs	424	(1,296)	424	(1,296)

	$324,728	$277,542	$177,852	$151,366

Operating margin:
Investment support systems	15.6%	19.2%	17.1%	19.3%

Availability services	29.2%	25.5%	30.5%	28.1%

Higher education and public sector systems	14.4%	11.2%	14.7%	11.7%

Total	18.7%	19.7%	19.8%	20.6%

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	(unaudited)
	June 30, 2004	December 31, 2003
Assets:
Current:
Cash and equivalents	$312,058	$478,941
Accounts receivable, net	712,622	623,092
Clearing broker assets	178,952	126,250
Prepaid expenses and other current assets	286,065	135,009

Total current assets	1,489,697	1,363,292
Property and equipment, net	590,405	562,325
Software products, net	359,139	220,091
Customer base, net	573,660	398,765
Other assets, net	63,245	101,236
Goodwill	1,796,514	1,354,398

Total Assets	$4,872,660	$4,000,107

Liabilities and Stockholders’ Equity:
Current:
Short-term and current portion of long-term debt	$49,723	$12,943
Accounts payable and accrued expenses	397,448	396,086
Clearing broker liabilities	151,443	120,357
Deferred revenue	598,261	517,999

Total current liabilities	1,196,875	1,047,385
Long-term debt	651,797	186,854
Deferred income taxes	88,651	—

Total liabilities	1,937,323	1,234,239
Stockholders’ equity	2,935,337	2,765,868

Total Liabilities and Stockholders’ Equity	$4,872,660	$4,000,107

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Net Income to Net Income Excluding Merger-Related Items

The Company has an active acquisition program, but does not budget for acquisitions because it cannot predict when transactions will occur or how much merger costs and related items, if any, will be recorded as expenses. Most merger costs are not recorded as expenses because they are required to be capitalized as part of the purchase price. Expensed merger-related items may not occur in every reporting period, and when they do occur, may fluctuate significantly in amount. Accordingly, when assessing its financial results, the Company focuses on results before merger-related items. The following information concerning merger-related items is presented in order to show their impact on net income and diluted net income per common share.

	(unaudited)		(unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,		Year Ended December 31,
(in thousands, except per-share amounts)	2004	2003	2004	2003	2003
Net income	$188,225	$165,919	$102,603	$89,880	$370,310

Merger costs:
Costs associated with the acquisition of Sherwood Int’l plc (Sherwood):
Facility shut-down and severance costs	—	—	—	—	176
Costs associated with the acquisition of Caminus Corporation:
Purchased in-process research and development costs	—	910	—	910	910
Facility shut-down and severance costs	—	386	—	386	843
Costs associated with the acquisition of Guardian iT plc (Guardian):
Facility shut-down costs	—	—	—	—	2,317
Costs associated with the acquisition of Availability Solutions business of Comdisco, Inc.:
Gain on sale of non-operating facility	—	—	—	—	(6,563)
Adjustment of previously expensed facility shut-down and severance costs	(424)	—	(424)	—	(230)

	(424)	1,296	(424)	1,296	(2,547)

Other expense:
Items related to the acquisition of Sherwood:
Loss on foreign currency purchased in advance of closing of the acquisition	—	—	—	—	1,105
Equity in after-tax loss for the period between the acquisition of a 29.5% interest and the completion of the acquisition	—	—	—	—	1,775

	—	—	—	—	2,880

Total merger-related items	(424)	1,296	(424)	1,296	333
Tax effect of merger-related items	(169)	515	(169)	515	(478)

After-tax effect of merger-related items	(255)	781	(255)	781	811

Net income, excluding merger-related items	$187,970	$166,700	$102,348	$90,661	$371,121

Diluted net income per common share	$0.64	$0.57	$0.35	$0.31	$ 1.27

Diluted net income per common share, excluding merger-related items	$0.63	$0.58	$0.35	$0.31	$ 1.27

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Impact of BRUT on Internal Revenue Growth

The Company defines internal revenue as revenue from businesses owned for at least one year. When assessing its financial results, the Company focuses on growth in internal revenue because overall revenue growth is affected by the timing and magnitude of acquisitions. In August 2002, the Company acquired 80% of BRUT, bringing its total ownership to 100%. Since the first year anniversary of that acquisition in August 2003, revenue from BRUT has been classified as internal revenue. Since that time, the increase in internal revenue was primarily due to growth in BRUT. Due to the pending sale of BRUT to NASDAQ, which is expected to be completed in the third quarter of 2004, the Company is presenting internal revenue growth with and without BRUT for the total Company and for ISS for each of the past six quarters, as follows:

	(unaudited)				(unaudited)
	2003				2004
	Three Months Ended				Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30
With BRUT
Total SunGard	0%	(1)%	0%	2%	6%	3%
Investment support systems	(4)%	(5)%	(1)%	2%	9%	4%

Without BRUT
Total SunGard	0%	(1)%	(5)%	1%	2%	0%
Investment support systems	(4)%	(5)%	(10)%	(1)%	0%	0%